Exhibit 99.1

CH2M HILL Companies, Limited

CEO Quarterly Report

Fourth Quarter 2014

Dear Stockholders,

In the fourth quarter of 2014, we are reporting revenue of $1.3 billion and a net loss for the quarter of $56 million, primarily as a result of further write-downs in our Power business and restructuring charges as outlined below.  Several of CH2M HILL’s markets and regions posted strong project and financial performance, accompanied by major project wins and new contracts.  Among the more significant wins was a contract in the United Kingdom to develop Crossrail 2, a proposed new rail line linking the north-east and south-west of London. CH2M HILL has also been selected as program manager for a New Cities contract for Shendra-Bidkin Industrial Area in Maharashtra, India, under the Delhi-Mumbai Industrial Corridor project.

Our overall company performance was affected this quarter by additional write-downs on three Power Engineering-Procurement-Construction (EPC) projects in the Energy business of $43 million after tax.  We believe that these EPC project write-downs are now largely behind us.  We are taking aggressive action to limit losses and recover costs from these projects, and we are beginning to see progress.  In the third quarter of 2014, we also decided to exit the Power business with the exception of projects we remain contractually committed to complete.

Restructuring efforts (including a voluntary retirement program, workforce reductions, and facilities consolidations) resulted in charges in the fourth quarter of $45 million after tax, as planned.  The approximate $100 - $120 million pretax ($65 to $80 million after tax) annual benefit from these efforts will begin in 2015.

Effective February 20, 2015, the Board of Directors, taking into consideration the exclusion of both restructuring charges and the Power business losses, as well as the range of value for the company as determined by our independent, third party valuation experts, established the price of our common stock at $47.86 per share.

For the full year 2014, gross revenue was $5.4 billion and net loss was $182 million.  Our results were negatively affected by the significant Power losses, impairment charges taken in the third quarter, and restructuring charges.  Highlights in 2014 included consistent, strong performance in our core Water, Transportation, and Environment and Nuclear markets, including the strong performance of our 2014 acquisition, TERA Environmental Consultants.

We expect to return to solid, profitable financial performance in 2015 based on our restructuring efforts, improved operational efficiency, recovery efforts on our problem EPC projects, and leveraging our strengths in our core markets.

The Company’s leadership team is committed to improved performance, and optimistic about our plans and potential to grow revenues and earnings.

Jacqueline Hinman, Chairman and CEO
CH2M HILL Companies, Ltd.

4th Quarter and 2014 Financial Results

Revenue

Gross revenue for the fourth quarter of 2014 was $1.3 billion.  This represents a decrease of $135 million, or 9% as compared to the same quarter in 2013.  This decrease was primarily driven by decreases within our Energy and Facilities and Urban Environments businesses.

Within our Energy market, we shifted focus away from pursuing and contracting fixed price EPC projects within the Power sector in early 2014 and subsequently made a decision to exit the Power business as part of our restructuring efforts which we announced in the third quarter of 2014. These strategic decisions resulted in a decrease in revenues of approximately $177 million.

Within our Facilities and Urban Environments business, lower demand for new projects in the electronics and manufacturing industries in our domestic regions and a decline in Middle Eastern planning support services for U.S. armed forces resulted in a revenue decline of $13 million, as compared to the same quarter in 2013.

These declines in revenue for the quarter were partially offset by an increase in revenues of $30 million from TERA within Environment and Nuclear and increased revenues within Water and Transportation, as compared to the same quarter in 2013.

For the year ended December 31, 2014, gross revenue was $5.4 billion, decreasing by $464 million, or 8%, as compared to the same period ended in 2013.  This decline was due to the same factors noted above.  Specifically, revenues within the Energy market decreased by $438 million, and revenues within our Facilities and Urban Environments business declined by $130 million.

These declines in revenue were only partially offset by a $47 million increase related to field construction within our Asia region, and an increase resulting from TERA operations of $85 million. Gross revenues within Water and Transportation remained fairly consistent for 2014 as compared to 2013.  Gross revenue backlog was $8.2 billion at the end of 2014.

Net Income/Loss

For the fourth quarter of 2014, we incurred a net loss of $56 million, as compared to net income of $50 million for the same quarter in 2013, a decrease of $106 million.  In addition to the impact that lower revenue volumes had on our earnings during the quarter, net income was also negatively affected by project losses in our Power business and restructuring charges.

Project losses

During the fourth quarter, we recorded an additional $38 million of charges after tax in relation to our share of a power project in Australia through a consolidated 50/50 joint venture partnership with an Australian construction contractor.  Through the year ended December 31, 2014, the joint venture project is approximately 35% complete, overall, with engineering and procurement nearing completion and construction activities ramping up.  Management believes the project has suffered from substantial client interference related to numerous design changes, delays in providing timely access to site delivery facilities, and access to certain construction materials.  These items have resulted in a significant increase in the cost to complete the project as well as a delay in the start of construction activities and possibly the ultimate delivery of the power facility.  While management believes the current estimated cost to complete the project represents the best estimate at this time, there is a significant amount of work that still needs to be performed on the project before achieving substantial completion and thus there can be no assurances that additional cost growth will not occur.  Management is currently in substantive negotiations with the client and is vigorously pursuing recovery of costs and schedule impacts with the assistance of external legal and commercial claims specialists.  Additional charges in the fourth quarter from two other Power projects that were both substantially completed in 2014 totaled $4 million after tax.

Restructuring costs

In September 2014, we commenced certain restructuring activities in order to achieve important business objectives, including reducing overhead costs, enhancing client service, improving efficiency, reducing risk, creating more opportunity for profitable growth, and providing more long-term value for Company stockholders.  These restructuring plans include items such as voluntary and involuntary employee terminations and facilities closures. During the fourth quarter we incurred a $45 million after tax charge for restructuring activities.  Beginning in 2015, annualized cost savings resulting from these restructuring activities are expected to be in a range of $100 - $120 million pretax ($65 to $80 million after tax).

Excluding the restructuring costs of $45 million after tax and the losses from our Power business of $43 million after tax for the fourth quarter of 2014, our net income for the quarter ended December 31, 2014 would have been $32 million.

Net loss for the full year 2014 was $182 million, a decrease of $300 million as compared to 2013.  Our results were negatively affected by significant Power losses in the Energy business totaling $135 million after tax.  They were also affected by impairment charges taken in the third quarter totaling $61 million after tax and restructuring charges totaling $47 million after tax.  Net income excluding the Power losses, impairment charges and restructuring charges was $61 million.  Highlights in 2014 included consistent, strong performance in our Water, Transportation, and Environment and Nuclear markets, including the strong performance of our TERA team that joined us in 2014.

Cash and Liquidity

As of December 31, 2014, cash and cash equivalents totaled $131M.  Total debt outstanding was $513 million and available capacity under our revolving credit facility was $213 million.  Cash flow generated by operations was $53 million as compared to $93 million for the year ended December 31, 2013.

Financial Highlights

Consolidated Statements of Income (USD in thousands, except per share data):

	(Unaudited) For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
Gross revenue	$1,309,035	$1,444,461	$5,413,469	$5,877,819
Equity in earnings of joint ventures and affiliated companies	7,832	11,340	54,918	54,010
Operating expenses:
Direct cost of services and overhead	(1,136,571)	(1,122,754)	(4,643,540)	(4,686,005)
General and administrative	(297,008)	(260,587)	(1,093,121)	(1,053,462)
Impairment losses on goodwill and intangibles	—	—	(73,312)	—
Operating (loss) income	(116,712)	72,460	(341,586)	192,362
Other income (expense):
Interest income	78	444	704	1,742
Interest expense	(3,379)	(2,509)	(14,926)	(12,244)
(Loss) income before benefit (provision) for income taxes	(120,013)	70,395	(355,808)	181,860
Benefit (provision) for income taxes	11,867	(16,220)	37,206	(50,708)
Net (loss) income	(108,146)	54,175	(318,602)	131,152
Less: Loss (income) attributable to noncontrolling interests	52,493	(4,144)	137,065	(12,818)
Net (loss) income attributable to CH2M HILL	$(55,653)	$50,031	$(181,537)	$118,334
Net (loss) income attributable to CH2M HILL per common share:
Basic	$(2.01)	$1.71	$(6.42)	$4.00
Diluted	$(2.01)	$1.70	$(6.42)	$3.96
Weighted average number of common shares:
Basic	27,739,274	29,198,617	28,256,864	29,612,309
Diluted	27,739,274	29,468,827	28,256,864	29,889,844

2015 Outlook

Consistent with prior projections, we expect 2015 revenue to be in the same range as 2014 with substantially improved net income more in line with past performance as a result of the recent restructuring actions, improved operational efficiency, and the expectation that we will have fewer projects in a loss position in 2015.

Stock Price

Effective February 20, 2015, the Board of Directors, taking into consideration the exclusion of restructuring charges and the power business operations, as well as the range of value for the company as determined by our independent, third party valuation experts, established the price of our common stock at $47.86 per share.  This price is 4% higher than the price of CH2M HILL common stock that was set by the CH2M HILL Board of Directors on November 24, 2014.

The next trade date on CH2M HILL’s internal market is March 24, 2015. Those eligible participants who wish to buy or sell CH2M HILL common stock on this trade date will need to notify our broker, Neidiger, Tucker and Bruner, Inc. (“NTB”), no later than March 10, 2015.  All eligible participants will receive detailed information about the trade date and how to participate directly from NTB.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement our consolidated financial statements, which are presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of net loss attributable to CH2M HILL and net loss per diluted common share attributable to CH2M HILL adjusted to exclude or deduct certain costs, charges or expenses. CH2M HILL management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. CH2M HILL management also believes that these non-GAAP financial measures enhance the ability of investors to analyze CH2M HILL’s business trends and to understand CH2M HILL’s performance. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Quarter Ended December 31, 2014
	As Reported	Adjustment (A)	Non-GAAP
	(In millions, except per share amounts)
Net (loss)/income attributable to CH2M HILL	$(56)	$88	$32

Net (loss)/income per diluted common share attributable to CH2M HILL	$(2.01)	$3.14	$1.13

(A)                              Adjustments relate to costs incurred in connection with activities resulting from our restructuring plan announced in the third quarter of 2014 and include after tax charges of $45 million (or $1.60 per diluted share) related to voluntary and involuntary employee termination costs (primarily severance costs), as well as facilities consolidations costs; and after tax losses from our Power business of $43 million (or $1.54 per diluted share).

	Year Ended December 31, 2014
	As Reported	Adjustment (A)	Non-GAAP
	(In millions, except per share amounts)
Net (loss)/income attributable to CH2M HILL	$(182)	$243	$61

Net (loss)/income per diluted common share attributable to CH2M HILL	$(6.42)	$8.59	$2.17

(A)                              Adjustments relate to costs incurred in connection with activities resulting from our restructuring plan announced in the third quarter of 2014 and include after tax charges of $47 million (or $1.65 per diluted share) related to voluntary and involuntary employee termination costs (primarily severance costs), as well as facilities consolidations costs; after tax charges of $61 million (or $2.15 per diluted share) from impairment charges on our goodwill and intangible assets related to the rationalization of our Power, Industrial and Advanced Technology and Urban Programs reporting units; and after tax losses from our Power business of $135 million (or $4.79 per diluted share) during 2014.

Forward-Looking Statements

CH2M HILL is committed to keeping you informed every quarter about the company’s financial position and the state of our business. This report contains “forward-looking statements,” as that term is defined in U.S. Federal and certain foreign securities regulations, including information related to our anticipated future operational and financial results, business strategies, client market segment concerns, and growth opportunities.

Although CH2M HILL’s management believes that its expectations are based on reasonable assumptions, these assumptions are subject to a wide range of business, regulatory, technical, legal, and other unforeseen risks which may cause actual results to differ materially from those stated or implied by these forward-looking statements. This communication should be read in conjunction with all the other information included in our most current Prospectus and European Prospectus, which are filed with the U.S. Securities and Exchange Commission (SEC) and the U.K. Financial Conduct Authority (FCA), respectively, and, for our stockholders outside of the U.S. and the European Union, similar documents filed with local securities regulators, where required. You should also read our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which include a list of factors that could cause actual operational and financial results to differ from those expected. For information about the price of CH2M HILL stock, please view our most recent Form 8-K. All documents required to be filed with the SEC and other regulators are available via the stockholder information website and on the SEC’s website.